Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement Nos. 333-141077, 333-149127 and 333-149130 on Form S-8 and Registration Statement No. 333-159344 on Form S-3 of PAETEC Holding Corp. of our reports dated April 30, 2010 and April 30, 2009, relating to our audits of the consolidated financial statements of Cavalier Telephone Corporation and subsidiaries as of December 31, 2009 and 2008, and for the years then ended, and as of December 31, 2008 and 2007, and for the years then ended, included in this Current Report on Form 8-K/A.

/s/ MCGLADREY & PULLEN, LLP

Richmond, Virginia
January 7, 2011